Exhibit 3.1

RESTATED

ARTICLES OF INCORPORATION

OF

WISCONSIN ENERGY CORPORATION

AS AMENDED EFFECTIVE MAY 21, 2012

RESTATED
ARTICLES OF INCORPORATION
OF
WISCONSIN ENERGY CORPORATION,
AS AMENDED

These Restated Articles of Incorporation of Wisconsin Energy Corporation, a corporation incorporated under Chapter 180 of the Wisconsin Statutes, the Wisconsin Business Corporation Law, supersede and take the place of the existing Restated Articles of Incorporation and all prior amendments thereto.

ARTICLE I. NAME

The name of the corporation is WISCONSIN ENERGY CORPORATION.

ARTICLE II. PURPOSE

The corporation is organized for the purpose of engaging in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law.

ARTICLE III. DESCRIPTION OF CAPITAL STOCK

A.	Authorized Number and Classes of Shares

The aggregate number of shares which the corporation shall have authority to issue is Three Hundred and Forty Million (340,000,000) shares, consisting of Three Hundred and Twenty-Five Million (325,000,000) shares of Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and Fifteen Million (15,000,000) shares of Preferred Stock of the par value of One Cent ($.01) per share (hereinafter called the "Preferred Stock").

B.	Common Stock Provisions

(1)	Dividends

Subject to any rights of holders of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time from any funds, property or shares legally available therefor.

(2)	Voting Rights

Subject to any rights of holders of Preferred Stock to vote on a matter as a class or series, each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote of holders of Common Stock at a meeting of stockholders.

(3)	Liquidation, Dissolution or Winding Up

In the event of any liquidation, dissolution or winding up of the corporation, the holders of Common Stock, subject to any rights of holders of Preferred Stock, shall be entitled to receive the net balance of any remaining assets of the corporation.

(4)	No Preemptive Rights

No holder of Common Stock shall be entitled as such, as a matter of right, to subscribe for or purchase or receive any part of any new or additional issue of stock, or securities convertible into stock, of any class whatever, whether now or hereafter authorized, or whether issued for cash, property or services, by way of dividend, or in exchange for the stock of another corporation.

C.	Preferred Stock Provisions

The Board of Directors shall have authority to divide the Preferred Stock into series, to issue shares of any such series and, within the limitations set forth in these Articles of Incorporation or prescribed by law, to fix and determine the relative rights and preferences of the shares of any series so established. Each such series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All shares of Preferred Stock shall be identical except as to the following relative rights and preferences, as to which there may be variations between different series:

(1)	The rate of dividend;

(2)	The price at and the terms and conditions on which shares may be redeemed;

(3)	The amount payable upon shares in the event of voluntary or involuntary liquidation of the corporation;

(4)	Sinking fund provisions for the redemption or purchase of shares;

(5)	The terms and conditions on which shares may be converted, if shares are issued with the privilege of conversion;

(6)	Voting rights, if any; and

(7)	Any other rights or preferences as to which the laws of the State of Wisconsin, as in effect at the time of the determination thereof, permit variations between different series of Preferred Stock.

Shares of Preferred Stock shall have only such voting rights, if any, preemptive rights, if any, and other rights as are fixed and determined by the Board of Directors in accordance with the foregoing provisions or as may be required by law.

D.	Certain Other Provisions Affecting Stockholders

(1)	Restriction on Certain Purchases of Common Stock at Market Premium

(a)
The corporation shall not purchase any shares of Common Stock from any person or other entity if more than 5% of the outstanding shares of Common Stock are believed by the Board of Directors to be Beneficially Owned by such person or other entity at the time the purchase is authorized by the Board, at a price exceeding significantly (as determined by the Board of Directors) the then current market price. This provision shall not apply, however, to (i) any purchase of shares believed by the Board to have been Beneficially Owned by the seller, or by the seller and any of the seller's Affiliates consecutively, for at least the two-year period ending with the date of purchase; (ii) any purchase of shares which has been approved by affirmative vote by a majority of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast, voting together as a class, in the election of directors; or (iii) any purchase pursuant to a tender offer to all holders of Common Stock on the same terms.

(b)	As used in this Subsection (1):

(i)
"Affiliate", with respect to any person or other entity, means any other person or other entity that directly, or indirectly through one or more intermediary, controls, is controlled by, or is under common control with, such former person or other entity;

(ii)	"Beneficially Owned", as of any time, means Beneficially Owned within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 1, 1986.

(2)	Shares Not Subject to Statutory Vote Reduction Provisions

The voting power of shares of Common Stock and Preferred Stock shall not at any time be subject to Section 180.1150 of the Wisconsin Statutes or any successor provision.

(3)	Bylaw Provisions Fixing Greater Voting Requirements

The Bylaws may require a greater stockholder vote than would otherwise be required by law or by these Articles of Incorporation for: (i) removal of a director from office; or (ii) amending provisions of the Bylaws relating to or in connection with taking action by the unanimous consent of stockholders without a meeting; the number, term, qualification, classification and election of directors; the removal of a director from office; notice for Board of Directors' meetings; indemnification of officers, directors and other persons by the corporation; or Bylaw amendments. For purposes of Sections 180.1021 and 180.1706(4) of the Wisconsin Statutes, each section of the Bylaws shall be deemed to be a separate bylaw.

ARTICLE IV. BOARD OF DIRECTORS

The Board of Directors shall consist of such number of directors as shall be fixed from time to time by or in the manner provided in the Bylaws, which may provide that the directors shall be divided into three classes as contemplated in Section 180.0806 of the Wisconsin Statutes or any successor provision.

In a non-contested election (as determined in accordance with the corporation's Bylaws), directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. In a contested election, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a stockholders meeting at which a quorum is present. The stockholders of the corporation are hereby authorized to adopt or amend a bylaw of the corporation that fixes the foregoing standard.

ARTICLE V. EMERGENCY PROVISIONS

The business and affairs of the corporation shall be managed by its Board of Directors, except as otherwise provided in this Article V after the occurrence and during the continuance of any Emergency. During any Emergency the provisions of this Article V shall apply to the maximum extent permitted by the Wisconsin Business Corporation Law, particularly Sections 180.0207 and 180.0303 thereof, or any successor provisions, as at the time in effect. The provisions of this Article V shall control during any Emergency, notwithstanding any contrary provisions of these Articles of Incorporation or the Bylaws of the corporation.

As used in this Article V, "Emergency" means a catastrophic event that prevents a quorum of the Board of Directors from being readily assembled.

During any Emergency, the business and affairs of the corporation shall be managed by an interim Board of Directors consisting of so many of the incumbent directors, if any, as are known to be alive and not incapacitated, and whom the corporation is able to contact by normal means of communication, together with provisional directors selected as hereinafter provided. The total number of directors on such interim Board of Directors shall be the lesser of the number determined in or pursuant to the Bylaws, or the number of eligible persons who are known to be alive, are not incapacitated and can be readily contacted by the usual means of communication. The Board of Directors by resolution may from time to time designate a list of provisional directors and the order of priority in which such persons shall become interim directors in the event of Emergency, which designation shall continue in effect until such resolution has been subsequently amended or rescinded or has by its terms ceased to have effect. Interim directors need not be stockholders of the corporation. In addition to the exercise, on a temporary basis, of all of the powers of the regular Board of Directors, the interim Board of Directors shall have the authority to declare vacancies in any positions of the regular Board of Directors in cases where any incumbent director is incapacitated or missing or otherwise unable to be contacted within a reasonable time, and to fill such vacancies, as well as any vacancy resulting from the death of a director, by electing replacements to the regular Board of Directors to serve until the next succeeding annual meeting of stockholders.

When an Emergency has occurred, any director or provisional director named in any aforementioned resolution is empowered on behalf of the corporation to declare the provisions of this Article V to be in effect, and to call a meeting of either the regular or an interim Board of Directors on such notice, which may be shorter than the notice provided for in the Bylaws for special meetings of the Board of Directors, as such person may determine to be advisable. In the case of a meeting of the interim Board of Directors, reasonable efforts shall be made to give such notice to all persons who are or may be eligible to serve as interim directors. At the first meeting of any interim Board of Directors, three or more interim directors may act, notwithstanding any other quorum requirement provided by these Articles of Incorporation or the Bylaws of the corporation, and notwithstanding any failure of other interim directors to receive notice of the meeting. Prior to any initial meeting of the interim Board of Directors three or more interim directors, and thereafter a majority of the interim directors who are deemed to be serving as such, may take action as the Board of Directors by telephone meeting, written instrument or other means which reasonably evidences the assent to the action of a majority of such number of interim directors, in lieu of action at a meeting.

ARTICLE VI. ACQUISITION OF OWN SHARES

Subject to the provisions of Section D(1) of Article III of these Articles of Incorporation, the corporation is authorized to purchase, take, receive or otherwise acquire shares of Common Stock or Preferred Stock of the corporation, with the approval of the Board of Directors, with or without any vote or consent of stockholders.

ARTICLE VII. AMENDMENTS TO THE ARTICLES

Any lawful amendment of these Articles of Incorporation may be made by affirmative vote by at least the proportion specified below of the aggregate number of votes which the holders of the then outstanding shares of Common Stock and Preferred Stock are entitled to cast on the amendment and, if the shares of one or more classes or series are entitled under these Articles of Incorporation or otherwise by law to vote thereon as a class, affirmative vote by the same proportion of the aggregate number of votes which the holders of the then outstanding shares of such one or more classes or series are entitled to cast on the amendment. The proportion referred to above in this Article VII shall be 80% in the case of any amendment of the provisions set forth in Sections C and D(1) of Article III of these Articles of Incorporation, and in this Article VII, and any amendment rendering inapplicable to the corporation Sections 180.1130 through 180.1134 of the Wisconsin Business Corporation Law or any successor provisions, and shall be a majority in all other cases.

ARTICLE VIII. EFFECT OF HEADINGS

The descriptive headings in these Articles of Incorporation were formulated, used and inserted herein for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

ARTICLE IX. REGISTERED OFFICE AND AGENT

The address of the registered office of the corporation is 231 West Michigan Street, Milwaukee, Wisconsin 53201 and the name of its registered agent at such address is J. H. Goetsch. The county of such registered office is Milwaukee County.